Exhibit 5

                  Opinion and consent of William J. Reilly, Esq


                             William J. Reilly, Esq.
                            396 Broadway - Suite 1001
                               New York, NY 10013
                                 (401) 293-0021





Re:   Invicta Corporation
      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     You have requested our opinion with respect to the shares of common stock, par value .001 per share (the "Common Stock") of Invicta Corporation (the "Company"), included in the Registration Statement on Form S-8 (the "Form S-8") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

     As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

     Based on, and subject to the foregoing, we are of the opinion that the shares of Common Stock being registered in the Form S-8 will, once issued as contemplated under the Form S-8, shall have been duly and validly issued, and shall be fully paid and non-assessable.

     I hereby  consent to the  filing of this  opinion as an exhibit to the Form
S-8.


Very truly yours,



/s/ William J. Reilly, Esq.
---------------------------
     William J. Reilly, Esq.